Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Balchem Corporation
New Hampton, New York

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Balchem Corporation of our report dated February 28, 2017 relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of Balchem Corporation and Subsidiaries, appearing in the Annual Report on Form 10-K of Balchem Corporation for the year ended December 31, 2016.

/s/ RSM US LLP

New York, New York

August 4, 2017